                                  SCHEDULE 14C

                                 (RULE 14C-101)
                 INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION
               INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

      Check the appropriate box:
      / /        Preliminary Information Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
      /X/        Definitive Information Statement

------------------------------------------------------------
      (Name of Registrant As Specified In Its Charter)

                                   GHS, INC.

    Payment of Filing Fee (Check the appropriate box):

/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14c-5(g) and
           0-11
           (1)  Title of each class of securities to which transaction applies:
                Common Stock, par value $0.01 per share
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                40,368,351 shares of Common Stock
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                   GHS, INC.
                        425 WEST 15TH STREET, 3RD FLOOR
                               NEW YORK, NY 10011

                             NOTICE TO STOCKHOLDERS

    The accompanying Information Statement is being mailed on or about November 8, 1999 to all stockholders of record of GHS, Inc. ("GHS") on September 29, 1999 in connection with a change in a majority of the members of the Board of Directors of GHS (the "Board").

    Holders representing a majority of the outstanding voting stock of GHS recently elected seven new members to the Board to replace the three current members. The change in the Board is being made in connection with GHS's acquisition, on May 27, 1999, of Change Your Life.com, LLC, which was accounted for as a reverse acquisition. Information concerning the new members of the Board and the transactions resulting in the election of a new Board, is described in greater detail in the Information Statement.

    The new members of the Board will replace the current members ten days after the accompanying Information Statement is delivered to GHS stockholders. The Information Statement is furnished only to inform stockholders of GHS of the above action before it takes effect in accordance with Rule 14f-1 promulgated under the Securities Exchange Act of 1934.

    WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                          By Order of the Board of Directors
                                          /s/ Beth Polish

                                          Beth Polish
                                          President and Chief Operating Officer

November 4, 1999

                                   GHS, INC.
                        425 WEST 15TH STREET, 3RD FLOOR
                               NEW YORK, NY 10011

                                  INFORMATION
                                   STATEMENT

                          CHANGE IN BOARD OF DIRECTORS
                                       OF
                                   GHS, INC.

GENERAL

    This Information Statement is being delivered by GHS, Inc., a Delaware corporation ("GHS"), in connection with the election of seven new members to the Board of Directors of GHS (the "Board") to replace the three current members (the "Current Board"). The election of the new Board is being made in connection with GHS's acquisition, on May 27, 1999, of Change Your Life.com, LLC ("CYL"), which was accounted for as a reverse acquisition. The newly elected members of the Board will replace the current members of the Board ten days after this Information Statement is delivered to GHS stockholders.

    Proxies are not being solicited in connection with this Information Statement, and you are requested not to provide GHS with a proxy.

    By Written Consent dated September 29, 1999, holders representing a majority of the outstanding voting stock of GHS elected the seven new members to the Board. This Information Statement is furnished only to inform stockholders of GHS of the above action before its takes effect in accordance with Rule 14f-1 promulgated under the Securities Exchange Act of 1934.

    This Information Statement is being mailed on or about November 8, 1999 to stockholders of record of GHS on September 29, 1999.

CHANGE IN BUSINESS

    On April 25, 1999, GHS announced an Internet initiative including plans for an online network to focus on personal and professional improvement. In connection with this initiative, on May 27, 1999, GHS acquired related businesses and rights to related content and intellectual property, contracted for certain co-marketing and co-promotion activities and raised approximately $15.1 million in net proceeds in a private placement of its securities.

    On September 16, 1999, GHS ended its association with its former primary business when it distributed to holders of GHS's common stock, par value $0.01 per share (the "Common Stock"), GHS's interest in U.S. NeuroSurgical, Inc. ("USN"), a wholly-owned subsidiary of GHS (the "Spin-off"). USN owns and operates stereotactic radiosurgery centers using the Gamma Knife technology. USN is now a separate company no longer owned in any way by GHS.

CHANGE IN CONTROL

    On May 27, 1999, in connection with GHS's Internet initiative, GHS acquired CYL in a transaction accounted for as a reverse acquisition (the "CYL Transaction"). As a result of the CYL Transaction, members of CYL obtained voting control of GHS. CYL was formed in April 1999 by Anthony J. Robbins ("Robbins") and is engaged in the development of a web site for personal and professional improvement. The CYL Transaction was effected pursuant to the Contribution and Exchange Agreement (the "Exchange Agreement") dated as of
May 20, 1999, among GHS, CYL, Robbins, Robbins Research International Inc., a corporation controlled by Robbins ("RRI"), and CYL Development Holdings, LLC ("Development Holdings").

    Pursuant to the Exchange Agreement, GHS issued an aggregate of 99,059.338 shares of newly-designated Series A Convertible Preferred Stock, par value $0.01 per share ("Series A Preferred Stock"), to Robbins, RRI and Development Holdings, the members of CYL, in exchange for all of the membership interests in CYL. On November 4, 1999, the shares of Series A Preferred Stock issued pursuant to the Exchange Agreement converted into an aggregate of 30,708,396 shares of Common Stock and, prior to such conversion, voted on an as converted basis with the Common Stock.

    At November 4, 1999, after conversion of the Series A Preferred Stock, GHS had outstanding 40,368,351 shares of Common Stock, of which Robbins and his affiliates owned approximately 57.1%, Development Holdings owned approximately 19.0% and the holders of the Common Stock immediately prior to the CYL Transaction, owned approximately 18.1%.

AGREEMENT REGARDING THE ELECTION OF DIRECTORS AND OTHER MANAGEMENT ISSUES

    In connection with and pursuant to the Exchange Agreement, GHS amended and restated its by-laws (the "Restated By-Laws"). The Restated By-Laws currently require, among other things, that the following persons be nominated for election as members of the Board:

    (i) W. Grant Gregory;

    (ii) Charles D. Peebler;

    (iii) Fredric D. Rosen;

    (iv) one person to be selected by the Current Board;

    (v) three persons to be designated by Robbins (the "Robbins Directors"); and

    (vi) the Chief Executive Officer of GHS (the selection of which Robbins has the right to approve as described below).

    Development Holdings, Robbins and RRI (collectively, the "CYL Transaction Group") agreed with each other and GHS to vote their shares for the election of
W. Grant Gregory, Charles D. Peebler, Jr. and Fredric D. Rosen as members of the Board in connection with the CYL Transaction. The nominee for director selected by the Current Board is Peter A. Lund. The three nominees for the Robbins Directors are Anthony J. Robbins, H. Peter Guber and Bruce L. Stein. Each nominee for election to the Board has consented to serve as such. The eighth nominee for director, the Company's Chief Executive Officer, will be appointed at such time that the Company appoints a new Chief Executive Officer.

    At each subsequent election of directors and for so long as Robbins or any of his affiliates hold in the aggregate at least 10% of the outstanding shares of Common Stock or Common Stock equivalents, the Board shall consist of the following persons:

    (i) three persons to be designated by Robbins or his affiliates;

    (ii) four persons nominated by a nominating committee consisting of the directors of GHS (other than the Robbins Directors and the Chief Executive Officer of GHS) and their respective successors; and

    (iii) the Chief Executive Officer of GHS.

    If any director is unable to serve or, once having commenced to serve, is removed or withdraws from the Board, the replacement of such director on the Board will be nominated in accordance with the procedures described above.

    In addition, the Restated By-Laws provide that during the term of the Content Provider Agreement and License (the "Content Provider Agreement") effective as of April 23, 1999, among

CYL, Robbins and RRI, Robbins will have the right to approve the selection of the Chief Executive Officer of GHS by the Board (the "CEO Approval Right"). The CEO Approval Right will expire if the entire interest in GHS (or successor thereto) obtained by Robbins and RRI in connection with the Exchange Agreement is transferred to any other party on an involuntary basis, e.g., through bankruptcy proceedings or pursuant to a court order. The Content Provider Agreement may be terminated by any party thereto (i) after the tenth anniversary of the launch of the web site on which Robbins content is offered (the "Launch Date") if GHS does not meet specified financial benchmarks by such time or
(ii) after the eleventh anniversary of the Launch Date if GHS does not meet certain promotional criteria with respect to the Robbins content. The Content Provider Agreement may also be terminated if a material term of certain agreements between GHS and Robbins and RRI is breached without cure or GHS becomes insolvent, is liquidated, dissolved, or the subject of certain bankruptcy proceedings.

    The Restated By-Laws also provide that the Board shall be chaired by a non-executive Chairman of the Board. The Restated By-Laws provide that the Chairman of the Board shall be Robbins or a person nominated by Robbins from among GHS's directors provided that Robbins or his affiliates hold at least 10% of the outstanding shares of Common Stock or Common Stock equivalents. The Chairman of the Board is also required to serve as Chairman of GHS's Executive Committee, when established.

    Robbins, RRI and Development Holdings have agreed with each other and with GHS pursuant to the Stockholders' Agreement dated May 27, 1999, among such parties (the "Stockholders' Agreement") that until the earlier of March 31, 2014 and the termination of the Content Provider Agreement, each will vote their respective shares of capital stock of GHS (i) in the manner recommended by the Board and (ii) in favor of the election, removal and replacement of directors as described above. The Stockholder Agreement also contemplated the arrangements described above with respect to the election of a Chief Executive Officer and a Chairman of the Board.

                           ELECTION OF NEW DIRECTORS

    As of September 29, 1999, GHS had issued and outstanding 9,659,955 shares of Common Stock and 99,059.338 shares of Series A Preferred Stock that were convertible into a total of 30,708,396 shares of Common Stock. On such date, the holders of the Common Stock and the Series A Preferred Stock voted together as a single class and were entitled to one non-cumulative vote for each share of Common Stock owned or into which a holder's shares of Series A Preferred Stock were convertible, as the case may be.

    By Written Consent in Lieu of a Meeting dated as of September 29, 1999, holders representing 23,031,297 shares of capital stock, 57.1% of the shares of Common Stock and shares of Series A Preferred Stock voting as a single class, approved the election of directors in accordance with the Restated By-Laws. Such action by written consent is sufficient to satisfy the applicable requirements of the Restated By-Laws and Delaware law that GHS obtain the approval of its stockholders for such action.

    The existing members of the Board, Alan Gold, William F. Leimkuhler and Charles H. Merriman, have tendered their resignations effective as of the time the director nominees are able to assume their positions as directors under applicable law. Under Rule 14f-1 of the Securities Exchange Act of 1934, the new nominees can assume their positions ten days after this Information Statement is mailed to GHS's stockholders. Once appointed, the new directors remain in office until their respective successors are elected and qualified or until their earlier death, resignation or removal in accordance with the Restated By-Laws.

                                   MANAGEMENT

DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

    The following table sets forth the director nominees and executive officers of GHS, their ages and the positions held by them with GHS as of November 1, 1999.

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Alan Gold(a)..............................     55      Chief Executive Officer and Director
Beth Polish...............................     38      President and Chief Operating Officer
Philicia G. Levinson......................     35      Senior Vice President, Chief Financial
                                                       Officer, Secretary and Treasurer
W. Grant Gregory(b).......................     58      Director Nominee
H. Peter Guber (c)........................     57      Director Nominee
Peter A. Lund (d).........................     58      Director Nominee
Charles D. Peebler, Jr.(b)................     63      Director Nominee
Anthony J. Robbins(c).....................     39      Director Nominee
Fredric D. Rosen (b)......................     55      Director Nominee
Bruce L. Stein (c)........................     45      Director Nominee

------------------------

(a) Mr. Gold has tendered his resignation from his positions as Chief Executive Officer and Director effective as of the time the new director nominees are able to assume their positions as directors under applicable law.

(b) Nominated by the CYL Transaction Group

(c) Nominated as a Robbins Director

(d) Nominated by the Current Board

    ALAN GOLD has served as Chief Executive Officer and a director of GHS and its predecessor, Global Health Systems, Inc., since the formation of Global Health Systems, Inc. in July 1983. Mr. Gold was one of the founders of Global Health Systems, Inc. in July 1983. Mr. Gold served as President of GHS from
July 1983 until May 1999. From 1981 to 1983, he served as Executive Vice-President of Libra Group, a company located in Rockville, Maryland, engaged in health care automation, where he was President of Global Health Foundation and Libra Research and Executive Vice President of Libra Technology.

    BETH POLISH has served as President and Chief Operating Officer of GHS since May 1999. From August 1998 through May 1999, Ms. Polish was a consultant to CYL. Previously, Ms. Polish was managing director of KPMG's new media consulting practice. From August 1995 through 1996, Ms. Polish was founding Chief Financial Officer and Senior Vice President Corporate Development for iVillage, Inc., a leading online women's network. For the three years prior, Ms. Polish was a Vice President at Bannon & Co., an investment bank specializing in media, entertainment and communications industries. Ms. Polish received an M.B.A. from Harvard Business School and an A.B. from Franklin & Marshall College.

    PHILICIA G. LEVINSON joined GHS in August 1999 and currently serves as Senior Vice President, Chief Financial Officer, Secretary and Treasurer. Prior to joining GHS, Ms. Levinson was Senior Vice President, Chief Financial Officer and Secretary of Headway Corporate Resources, Inc., a publicly-held staffing and human resources company from March 1999 through August 1999. Previously, Ms. Levinson served as Senior Vice President, Director of Finance of Headway from May 1998 through March 1999, Vice President, Director of Corporate Development of Headway from April 1995 to May 1998, and Director of Client Service for Whitehall Associates, a division of Headway, from December 1992 to April 1995. She also held the position of Secretary of Headway from

September 1996 through August 1999. Ms. Levinson received an M.B.A from Harvard Business School and a B.A. from the University of Virginia.

    W. GRANT GREGORY, director nominee, has served as Chairman of Gregory & Hoenemeyer, Inc., a merchant banking firm, since he co-founded it in June 1987. From 1981 to 1987, Mr. Gregory served as Chairman of the Board of Touche Ross & Co. (now Deloitte & Touche LLP). He served as a director of Bozell, Jacobs, Kenyon & Eckhardt, Inc., an international advertising agency, from 1987 to December 1998, when it became a wholly-owned subsidiary of True North Communications Inc., an advertising agency holding company, at which time
Mr. Gregory became a director of True North until June 1999. Mr. Gregory currently serves as a director of AMBAC Financial Group, Inc., a financial services company, AMBAC Indemnity, Inc., a insurance subsidiary of AMBAC Financial Group, Inc., DoubleClick, Inc., a publicly held Internet advertising solutions company, HCIA, Inc., a health care information company, and InaCom Corp., a technology management services company.

    H. PETER GUBER, director nominee, has served as Chairman and Chief Executive Officer of Mandalay Pictures LLC, an entertainment production company, since March 1998. Mr. Guber also holds a majority ownership position in, and is an executive officer of, Mandalay Television, Mandalay E-Media and Mandalay Music, and has a significant ownership interest in, and is an executive officer of, Mandalay Sports Entertainment and Mandalay Media Arts. From 1989 to 1995,
Mr. Guber was Chairman and Chief Executive Officer of Sony Pictures Entertainment, after which he became Chairman and Chief Executive Officer of Mandalay Entertainment through mid-1998. Mr. Guber is also currently a director of Iwerks Entertainment Inc., a publicly held company.

    PETER A. LUND, director nominee, currently a private investor, was President and Chief Executive Officer of the CBS Television and Cable Group from
January 1997 to June 1997 and President and Chief Executive Officer of CBS Inc. from November 1995 to January 1997. He also served as President of the CBS Broadcast Group from February 1995 to November 1995. From 1990 to 1995, he served as Executive Vice-President of the CBS Broadcast Group and President of the CBS Television Network. Mr. Lund is currently a director of Lycos, Inc., a publicly-held company.

    CHARLES D. PEEBLER, JR., director nominee, has served as Chairman Emeritus of True North Communications Inc., the world's sixth largest advertising agency holding company, since May 1999. From December 1997 to April 1999, Mr. Peebler served as President of True North Communications Inc. and Chairman and Chief Executive Officer of True North Diversified Companies, a marketing services wholly-owned subsidiary of True North Communications Inc. He also served as President and Chief Executive Officer of Bozell, Jacobs, Kenyon &
Eckhardt, Inc. from January 1986 to December 1997, when it was acquired by True North Communications Inc. Mr. Peebler currently is a director of True North Communications Inc., Valmont Industries, Inc., the leading manufacturer of mechanized irrigation equipment for agriculture, and Youbet.com, Inc., the leading online gaming company in the United States, each a publicly held company.

    ANTHONY J. ROBBINS, director nominee, has served as Chairman of the Board of Robbins Research International, Inc., also known as The Anthony Robbins Companies, since 1983. Mr. Robbins is an internationally recognized leader in peak performance and results coaching. He is an international best selling author of five books on peak performance and wealth management, and his "Personal Power" audio program is the number-one personal and professional coaching system of all time with more than 30 million tapes being used to transform lives worldwide. More than two million people have participated in Mr. Robbins' live seminars; and each year, individuals from over 70 nations have attended his Mastery University.

    FREDRIC D. ROSEN, director nominee, served as President and Chief Executive Officer of Ticketmaster Group, Inc., the world's largest computer ticketing service company, from December 1993 to June 1998. From September 1982 to December 1993, Mr. Rosen was Chairman of the Board and Chief Executive Officer of Ticketmaster Group, Inc. He has acted as a business consultant for various companies and has been consulting for GHS since June 1999. Mr. Rosen is also currently a director of Engage Technologies, Inc., an Internet profiling company, and King World Productions, Inc., a television syndication company, each publicly held companies, and Casden Properties, Inc., a real estate investment company.

    BRUCE L. STEIN, director nominee, served as President of Mattel Inc. from August 1996 to March 1999, and Chief Operating Officer and a director of Mattel, Inc. from September 1997 to March 1999. Mr. Stein also served as President and Chief Executive Officer of SONY Interactive Entertainment from July 1995 to August 1996. Previously, he served as President of the Kenner Products division of Hasbro, Inc. from January 1987 to July 1994.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth all compensation awarded to, earned by or paid to each of GHS's executive officers for the years specified below. No other executive officers of GHS earned over $100,000 during such periods.

                           SUMMARY COMPENSATION TABLE

NAME AND                                                    ANNUAL COMPENSATION   LONG TERM COMPENSATION
PRINCIPAL POSITION                                 YEAR          SALARY($)             OPTIONS/SARS
------------------                               --------   -------------------   ----------------------
Alan Gold, President, CEO and Director (1).....    1998          $207,500               --
                                                   1997          $115,000            100,000
                                                   1996          $150,000               --

------------------------

(1) Mr. Gold served as President of GHS until May 27, 1999.

BOARD OF DIRECTORS AND COMMITTEES

    All directors are entitled to receive reimbursement for traveling costs and other out-of-pocket expenses incurred in attending Board meetings. GHS plans to pay each non-employee director a $2,000 fee for each Board meeting attended. GHS also plans to grant to each non-employee director a one-time, ten-year option to purchase 55,000 shares of Common Stock at an exercise price of $10.00 per share under GHS's 1999 Outside Directors Stock Option Plan. Of each 55,000 grant, options to purchase 15,000 shares will vest on the date of grant and options to purchase the remaining 40,000 shares will vest in equal semi-annual amounts over two years. Compensation expense may be recognized by GHS in connection with the issuance of such options in an amount to be determined based upon the fair market value of the Common Stock on the date of grant of the option. During the year ended December 31, 1998, the Board held two meetings, which were attended by all current directors. GHS does not currently have a standing executive, audit or compensation committee.

EMPLOYMENT AND OPTION AGREEMENTS

    In connection with the Spin-off, USN assumed the obligations under the employment agreement between Mr. Gold and GHS.

    In May 1999, GHS entered into a three-year employment agreement with William Zanker pursuant to which Mr. Zanker will be responsible for such executive responsibilities as shall be assigned to him by GHS's Chief Operating Officer. Pursuant to the agreement, Mr. Zanker will receive an annual base salary of $200,000, subject to increase at the discretion of the Board. If Mr. Zanker's employment is terminated without cause, he is entitled to severance compensation in an amount equal to the employee's base salary for the remainder of the employment term. The agreement also contains confidentiality and non-competition provisions prohibiting the employee from competing against GHS and disclosing trade secrets and other proprietary information.

    The Board has authorized the issuance of options to purchase Common Stock to Beth Polish, the President and Chief Operating Officer of GHS. Subject to final documentation, the options granted to Ms. Polish consist of (i) 300,000 options at an exercise price of $4.50 per share, all of which are currently vested,
(ii) 225,000 options at an exercise price of $9.00 per share, all of which vest on May 27, 2000, (iii) 225,000 options at an exercise price of $9.00 per share, all of which vest on May 27, 2001, (iv) 250,000 options at an exercise price of $10.00 per share, of which 20,833.33 vest on June 27, 2001 and 20,833.33 vest each month thereafter for eleven consecutive months, and (v) 300,000 options at an exercise price of $12.00 per share, of which 25,000 vest on June 27, 2002 and 25,000 vest each month thereafter for eleven successive months. Ms. Polish's options were granted outside GHS's stock option plans. Compensation expense related to these options was $3,982,000 during the period April 21, 1999 (inception) through June 30, 1999. An additional $6,137,000 in compensation expense will be recognized over the remaining vesting period of these options.

    The Board has authorized the issuance of options to purchase Common Stock to Philicia G. Levinson, the Senior Vice President, Chief Financial Officer, Secretary and Treasurer of GHS. Subject to final documentation, the options granted to Ms. Levinson consist of (i) 112,500 options at an exercise price of $10.00 per share, all of which vest on August 9, 2000, (ii) 112,500 options at an exercise price of $11.19 per share, all of which vest on August 9, 2001, and
(iii) 225,000 options at an exercise price of $11.19 per share, which vest in increments of 9,375 options monthly commencing September 9, 2001 and for the next 23 months thereafter. The options are intended to be non-qualified stock options issued under GHS's 1999 Employee Stock Option Plan. Compensation expense related to these options will be $133,594 and will be recognized over the twelve months ending August 9, 2000.

STOCK OPTION PLANS

1997 STOCK OPTION PLAN

    Officers, directors, consultants and other key personnel of GHS are eligible for option grants under GHS's 1997 Stock Option Plan (the "1997 Plan"), which is administered by the Board. The administration of the 1997 Plan may be delegated to a committee of the Board in the Board's discretion. The 1997 Plan replaced the expired 1986 Stock Option Plans. There are no options outstanding under the 1986 Stock Option Plan. During 1998, no options were granted and at September 15, 1999, 175,000 options were outstanding under the 1997 Plan and 425,000 options were available for future grant.

    The 1997 Plan authorizes the granting of incentive stock options ("ISOs") and non-qualified stock options ("NSOs") to purchase up to 750,000 shares of Common Stock at a price not less than 100% (110% in the case of ISO's granted a person who owns stock possessing more than 10% of the voting power of GHS) of the fair market value of the common stock on the date of grant and provides that no portion of an option may be exercised beyond ten years from that date (five years in the case of ISO's granted to a 10% stockholder).

    To the extent not otherwise provided by the Board, options granted under the 1997 Plan to employees and consultants become exercisable in three installments, each equal to one-third of the entire option granted and exercisable on the first, second and third anniversaries of the grant date, respectively. In the event of termination of an employee's service to GHS, vested options may be exercised within one year following the date of death or following a determination of disability and within three months following termination for any other reason; except that, if such termination is for cause, the options will not be exercisable following such termination. In no event may an option be exercised later than the date of expiration of the term of the option as set forth in the agreement evidencing such option. Options will not be transferable except upon death (in which case they may be exercised by the decedent's executor or other legal representative).

    The 1997 Plan will terminate by its terms ten years after its adoption.

1999 EMPLOYEE STOCK OPTION PLAN

    Officers and other full time employees of GHS and any of its subsidiaries are eligible to participate in the 1999 Employee Stock Option Plan, which may be administered by the Board or a committee of the Board. An aggregate of 2,287,500 shares of Common Stock are reserved for issuance under the 1999 Employee Stock Option Plan.

    The 1999 Employee Stock Option Plan permits grants of ISOs and NSOs. An employee who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of GHS or its subsidiaries is not eligible for the grant of an ISO, unless the requirements set forth in Section 422(c)(5) of the Internal Revenue Code (the "Code") are satisfied. The exercise price per share of an option is established by the administrator of the 1999 Employee Stock Option Plan in its discretion, but, in the case of an ISO, may not be less than the fair market value (or not less than 110% of the fair market value under the requirements of Section 422(c)(5) of the Code) of a share of Common Stock as of the date of grant. NSOs granted under the 1999 Employee Stock Option Plan may have a specified exercise price that is fixed or varies in accordance with a predetermined formula while the NSO is outstanding. No individual will receive options to purchase Common Stock during any fiscal year covering in excess of 500,000 shares of Common Stock; provided, however, a newly hired individual may receive options to purchase up to 1,300,000 shares of Common Stock during the portion of the fiscal year remaining after his or her date of hire.

    Options granted under the 1999 Employee Stock Option Plan are exercisable (subject to such restrictions and vesting provisions as the plan administrator may determine on the date of grant in its discretion), in part from time to time or in whole at any time after a portion becomes fully vested, for a period not to exceed ten years from the date of grant, in the case of an ISO (or five years under the requirements of Section 422(c)(5) of the Code). The exercise of an option may be accelerated in the event of the optionee's death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the optionee's service with or without cause. Such period is established by the plan administrator in its discretion on the date of grant. Options are not transferable except upon death (in which case they may be exercised by the decedent's executor or other legal representative).

    The 1999 Employee Stock Option Plan provides for partial acceleration of options granted under the plan under certain circumstances involving certain changes in control of GHS. The 1999 Employee Stock Option Plan will terminate by its terms ten years after its adoption.

1999 OUTSIDE DIRECTORS STOCK OPTION PLAN

    Outside Directors of GHS and any of its subsidiaries are eligible for option grants under the 1999 Outside Directors Stock Option Plan, which is administered by the Board. An aggregate of 385,000 shares of Common Stock have been reserved for issuance under the 1999 Outside Directors Stock Option Plan.

    The options issuable under the 1999 Outside Directors Stock Option Plan are NSOs. The exercise price per share of an option is established by the Board in its discretion. The exercise price per share of an option may be fixed or vary in accordance with a predetermined formula while the option is outstanding.

    Options granted under the 1999 Outside Directors Stock Option Plan are exercisable (subject to such restrictions and vesting provisions as the Board may determine on the date of grant in its discretion), in part from time to time or in whole at any time after a portion becomes fully vested, for a period not to exceed ten years from the date of grant. The exercise of an option may be accelerated in the event of the optionee's death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the optionee's service with or without cause. Such period is established by the Board in its discretion on the date of grant. Options are not transferable except upon death (in which case they may be exercised by the decedent's executor or other legal representative). The 1999 Outside Directors Stock Option Plan will terminate by its terms ten years after its adoption.

1999 CONSULTANTS STOCK OPTION PLAN

    Consultants and other bona fide service providers to GHS and any subsidiaries are eligible for option grants under the 1999 Consultants Stock Option Plan, which may be administered by the Board or a committee of the Board. An aggregate of 327,500 shares of Common Stock have been reserved for issuance under the 1999 Consultants Stock Option Plan.

    The options issuable under the 1999 Consultants Stock Option Plan are NSOs. The exercise price per share of an option is established by the administrator of the 1999 Employee Stock Option Plan in its discretion. The exercise price may be fixed or may vary in accordance with a predetermined formula while the option is outstanding.

    Options granted under the 1999 Consultants Stock Option Plan are exercisable (subject to such restrictions and vesting provisions as the plan administrator may determine on the date of grant in its discretion), in part from time to time or in whole at any time after a portion becomes fully vested, for a period not to exceed ten years from the date of grant. The exercise of an option may be accelerated in the event of the optionee's death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the optionee's service with or without cause. Such period is established by the plan administrator in its discretion on the date of grant. Options are not transferable except upon death (in which case they may be exercised by the decedent's executor or other legal representative). The 1999 Consultants Stock Option Plan will terminate by its terms ten years after its adoption.

OPTION VALUES

    The following table sets forth, as of December 31, 1998, the number of options and the value of unexercised options held by Alan Gold.

                                                                                 VALUE OF UNEXERCISED
                                               NUMBER OF UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS
                                                 AT DECEMBER 31, 1998 (#)      AT DECEMBER 31, 1998 ($)
NAME                                             EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
----                                           -----------------------------   -------------------------
Alan Gold....................................           149,000 / 0                   $391,870/ 0(1)(2)

------------------------

(1) Based on average of closing bid and asked prices ($2.63) of Common Stock on December 31, 1998.

(2) On May 20, 1999, GHS repriced the exercise price of Mr. Gold's options from $1.00 to $0.75 per share. Mr. Gold exercised, on a cashless basis, options to purchase 149,000 shares on June 25, 1999, resulting in the issuance of 141,052 shares of Common Stock. Based on the average closing bid and asked prices of the Common Stock on June 25, 1999 ($14.0625) the total value of the 141,052 shares were approximately $1,983,544.

                               PERFORMANCE GRAPH

    The following graph compares the percentage change in cumulative total stockholder return on the Common Stock during the five years ended December 31, 1998 with cumulative total return on the Russell 2000 Index and the Hambrecht & Quist Healthcare Index. The Common Stock is traded on the OTC Bulletin Board under the symbol GHSI. The comparison assumes $100 was invested on December 31, 1993 in each such indices. Historical stock price is not indicative of future stock performance.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                    AMONG GHS, INC., THE RUSSELL 2000 INDEX
                   AND THE HAMBRECHT & QUIST HEALTHCARE INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                              12/93  12/94  12/95  12/96  12/97  12/98
GHS, INC.                       100     46     25     14     11    120
RUSSELL 2000                    100     98    126    147    180    179
HAMBRECHT & QUIST HEALTHCARE    100    101    169    175    203    258

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    The following table sets forth, as of September 15, 1999, certain information concerning beneficial ownership of GHS's voting securities by
(i) each person known to GHS to beneficially own 5% or more of GHS's outstanding voting securities, (ii) all executive officers, directors and director nominees of GHS naming them, and (iii) all executive officers and directors of GHS as a group, without naming them. The table lists separately (i) the Common Stock and
(ii) the Common Stock together with the Series A Preferred Stock. Prior to conversion into Common Stock on November 4, 1999, the holders of the Series A Preferred Stock voted together as a single class with the holders of the Common Stock on all corporate actions, except as required by law.

                                                    NUMBER OF           NUMBER OF
                                                    SHARES OF           SHARES OF           PERCENT OF      PERCENT OF
                                                   COMMON STOCK        VOTING STOCK        COMMON STOCK    VOTING STOCK
              NAME AND ADDRESS OF                  BENEFICIALLY        BENEFICIALLY        BENEFICIALLY    BENEFICIALLY
              BENEFICIAL OWNER (1)                  OWNED (2)           OWNED (3)           OWNED (4)       OWNED (5)
------------------------------------------------  --------------       ------------       --------------   ------------
Anthony J. Robbins..............................             0          23,031,297(6)             0%           57.1%
  Director Nominee
  9191 Towne Center Drive
  Suite 600
  San Diego, CA 92122
CYL Development Holdings, LLC...................             0           7,677,099(7)             0%           19.0%
  330 South Street
  P.O. Box 1975
  Morristown, NJ 07962-1975
Stanley S. Shuman...............................     2,883,000(8)        2,883,000(8)          29.4%            7.1%
  711 Fifth Avenue
  New York, NY 10022
Allen & Company Incorporated....................     2,022,000(9)        2,022,000(9)          20.7%            5.0%
  711 Fifth Avenue
  New York, NY 10022
Alan Gold.......................................       633,400(10)         633,400(10)          6.6%            1.6%
  Chief Executive Officer and Director
Beth Polish.....................................       300,000(11)         300,000(11)          3.0%              *
  President and Chief Operating Officer
Fredric D. Rosen................................       295,000(12)         295,000(12)          3.0%              *
  Director Nominee
Charles H. Merriman, III........................       105,672(13)         105,672(13)          1.1%              *
  Director
William F. Leimkuhler...........................       100,000(14)         100,000(14)          1.0%              *
  Director
Bruce L. Stein..................................        50,000                   0                *               *
  Director Nominee
Philicia G. Levinson............................             0                   0                0%              0%
  Senior Vice President, Chief Financial
  Officer, Secretary and Treasurer
W. Grant Gregory................................             0                   0                0%              0%
  Director Nominee
H. Peter Guber..................................             0                   0                0%              0%
  Director Nominee
Peter A. Lund...................................             0                   0                0%              0%
  Director Nominee
Charles D. Peebler, Jr..........................             0                   0                0%              0%
  Director Nominee
All Directors and Executive Officers as a group
  (five persons)................................     1,139,072(10)       1,139,072(10)         11.2%            2.8%
                                                      (11)(13)(14)        (11)(13)(14)

------------------------------

*   less than 1%

(1) Unless otherwise indicated, all shares are beneficially owned and sole voting and investment power is held by the person named above. Each holder has an address c/o GHS, Inc, 425 West 15(th) Street, 3(rd)Floor, New York, NY 10011, unless otherwise noted.

(2) For the purposes of this column holders of Series A Preferred Stock are not deemed to be the beneficial owners of the shares of Common Stock into which such preferred stock was then convertible. Generally, a person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant or right. Shares of Common Stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, warrants or rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3) Represents shares of Common Stock and shares of Series A Preferred Stock assuming the conversion into Common Stock of all shares of Series A Preferred Stock. Each share of Series A Preferred Stock automatically converted into Common Stock on November 4, 1999, one day after GHS's Restated Certificate of Incorporation was amended to increase the authorized shares required to permit such conversion. Prior to such conversion, the holders of the Series A Preferred Stock voted on an as-converted basis together with the holders of the Common Stock. For the purposes of this column holders of Series A Preferred Stock are deemed to be beneficial owners of the Common Stock into which their shares were convertible.

(4) Based on a total of 9,659,955 shares of Common Stock outstanding as of the date set forth above. For the purposes of this column holders of Series A Preferred Stock are not deemed to be the beneficial owners of the shares of Common Stock into which such preferred stock was convertible.

(5) Based on a total of 40,368,351 shares of Common Stock, including 9,659,955 shares of Common Stock outstanding as of the date set forth above and 30,708,396 shares of Common Stock from the conversion of all outstanding shares of Series A Preferred Stock.

(6) Based in part on a Schedule 13D filed by Robbins and RRI. The shares of Common Stock reported hereby are issuable upon the conversion of shares of GHS's Series A Preferred Stock held by Robbins and RRI and received by them in the CYL Transaction. Of the number of shares of Common Stock reported in the table, RRI is the direct holder of 6,909,389 shares. In his capacity as Chairman and sole equity owner of RRI, Robbins shares voting and dispositive power with respect to the securities beneficially owned by RRI and may be deemed to be the beneficial owner of such securities. Robbins, RRI and Development Holdings have agreed with each other and with GHS pursuant to the Stockholders' Agreement that until the earlier of March 31, 2014 and the termination of the Content Provider Agreement, each will vote their respective shares of capital stock of GHS in the manner recommended by the Board and in favor of the election, removal and replacement of directors as described in this Information Statement.

(7) Based on a Schedule 13D filed by Development Holdings, Kurt T. Borowsky and David J. Roy. The shares of Common Stock reported hereby are issuable upon the conversion of shares of Series A Preferred Stock held by Development Holdings and received by Development Holdings in the CYL Transaction. In their capacities as managers of Development Holdings, Messrs. Borowsky and Roy together irrevocably possess the sole power to vote and dispose of the Common Stock owned by Development Holdings, and may be deemed to be the beneficial owner of such securities. Persons indirectly owning pecuniary interest in the shares held by Development Holdings include Raymond G. Chambers and members of his family, who by reason of such indirect pecuniary interests may be deemed to have an indirect pecuniary interest in more than 5% of the shares of Common Stock of GHS but they disclaim beneficial ownership of such shares for purposes of Rule 13d-3 under the Securities Exchange Act of 1934. Robbins, RRI and Development Holdings have agreed with each other and with GHS pursuant to the Stockholders' Agreement that until the earlier of March 31, 2014 and the termination of the Content Provider Agreement, each will vote their respective shares of capital stock of GHS in the manner recommended by the Board and in favor of the election, removal and replacement of directors as described in this Information Statement.

(8) Includes (i) 1,902,000 shares of Common Stock held by Allen & Company Incorporated ("Allen & Company"), (ii) 120,000 shares of Common Stock issuable upon exercise of warrants held by Allen & Company and (iii) 20,000 shares of Common Stock issuable upon exercise of warrants beneficially owned by Mr. Shuman. Mr. Shuman, who is a Managing Director of Allen & Company, disclaims beneficial ownership of the shares and warrants referred to in clauses (i) and (ii) above, except to the extent of his pecuniary interest therein. Allen & Company disclaims beneficial ownership of the warrants referred to in clause (iii) above.

(9) Includes 120,000 shares of Common Stock issuable upon exercise of warrants beneficially owned by Allen & Company. Does not include 80,000 shares of Common Stock issuable upon exercise of warrants owned of record by Allen & Company in which certain officers and directors of Allen & Company possess a beneficial interest to which Allen & Company disclaims beneficial ownership.

(10) Includes 420,500 shares held jointly by Mr. Gold and his wife, Ms. Susan Greenwald Gold, as joint tenants with right of survivorship and 69,420 shares of Common Stock held by Ms. Greenwald Gold individually as to which Mr. Gold may also be deemed to be the beneficial owner.

(11) Represents 300,000 shares of Common Stock issuable upon the exercise of presently exercisable options held by Ms. Polish.

(12) Represents 295,000 shares of Common Stock issuable upon the exercise of presently exercisable options held by Mr. Rosen.

(13) Includes 75,000 shares of Common Stock issuable upon the exercise of presently exercisable options held by Mr. Merriman.

(14) Represents 100,000 shares of Common Stock issuable upon the exercise of presently exercisable options held by Mr. Leimkuhler.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In 1993, pursuant to an agreement (the "USN Agreement") between GHS and A. Hyman Kirshenbaum, M.D. ("Kirshenbaum") and Jerry Brown, Ph.D ("Brown"), GHS, among other things, granted an aggregate 20% interest in USN to Brown and Kirshenbaum. In addition, following the execution of the USN agreement, Kirshenbaum was appointed as an officer of USN and Brown was appointed to the Board and executed an employment agreement with USN. Mr. Brown is no longer a member of the Board. Under the terms of the USN Agreement, GHS possessed the right to repurchase for cash or Common Stock such 20% interest during each of the third through sixth full fiscal years of the USN Agreement at a value to be calculated by GHS in accordance with the terms of the USN Agreement. GHS exercised its right to repurchase the 20% interest in USN in November 1996 at a value of $38,781.40, which value was disputed by Brown and Kirshenbaum.

    In June 1997, GHS instituted an action (the "Declaratory Action") in the United States District Court of Maryland, Southern Division against Kirshenbaum and Brown seeking a declaration from the Court that its repurchase of Brown's and Kirshenbaum's 20% interest in USN for $38,781.40 was fair and equitable. In response to the Declaratory Action, Brown and Kirshenbaum filed a counterclaim and third party claim against GHS, USN, Alan Gold and Allen & Company, a significant stockholder of GHS, citing various claims including causes of action for breach of contract and fraud. USN filed a counterclaim against Brown and Kirshenbaum alleging various torts claims arising out of the business relationship. In addition to the above described federal court action, Brown filed a state court action in the District Court in and for Montgomery County, Maryland against USN and other parties seeking breach of contract damages for lost salary, unreimbursed expenses and for consequential damages and costs arising out of what he claims to be an improper termination from USN.

    On May 25, 1999, the parties to the above-described actions settled all of above-described legal proceedings pursuant to an Agreement and Plan of Settlement dated March 22, 1999, between Brown, Kirshenbaum, GHS, USN, Alan Gold and Allen & Company. As part of the closing of such settlement, GHS issued in the aggregate 68,668 additional shares of GHS Common Stock to Brown and Kirshenbaum and delivered $200,000 in cash to them. In addition, USN delivered to Brown and Kirshenbaum promissory notes (the "Settlement Notes") in the aggregate amount of $450,000, bearing interest at the rate of 6% per annum, and payable over a four-year period as follows: $100,000 on the first, third and fourth anniversaries of such closing and $150,000 on the second anniversary of such closing. USN will be solely responsible for the payment of the Settlement Notes. The Settlement Notes are secured by a second-priority security interest in USN's receivables from its Kansas City and New York Gamma Knife centers. On June 9, 1999, the Declaratory Action was dismissed with prejudice by the parties, and said dismissal was approved by the District Court judge.

    As consideration for financial advisory services rendered by Allen & Company to GHS through May 27, 1999 in connection with the CYL Transaction and the acquisition of Concept Development, Inc., GHS agreed to pay Allen & Company a financial advisory fee of $400,000, payable in installments of $100,000 on each of August 1, 1999, August 1, 2000, September 1, 2000 and October 1, 2000. As a result of the Assignment and Assumption Agreement entered into between GHS and USN in connection with the Spin-off, USN is solely responsible for the payment of such fees as such fees relate to events occurring prior to May 27, 1999. Allen & Company is a significant stockholder of GHS. William F. Leimkuhler, a director of GHS who will be resigning in connection with the election of the new directors, was a Vice President of Allen & Company at the time of the arrangement described above and at the time of the private placement described in the next paragraph.

    In May 1999, GHS sold 178,582 shares of newly-designated Series B Preferred Stock in a private placement in which it raised approximately $16.1 million in gross proceeds. Allen & Company was paid approximately $1.0 million in commissions as placement agent in the private placement. The Series B Preferred Stock converted into an aggregate of 1,785,820 shares of Common Stock on September 9, 1999.

    In May 1999, GHS retained Scott & Stringfellow, an investment banking firm, to prepare an appraisal of USN in connection with the Spin-off. Mr. Charles H. Merriman III, a director of GHS who will be resigning in connection with the election of the new directors, is a Managing Director of Scott & Stringfellow.

    Pursuant to the Content Provider Agreement, the members of CYL contributed the exclusive right and license to use (subject to certain limitations) all goodwill attached to the Robbins name and likeness in connection with CYL's Internet business, the existing Internet activities and business of RRI, the exclusive license to use RRI trademarks, tradenames, goodwill attached thereto, and the right to use existing programs, recordings, videos, CD-ROMs, proprietary software packages, and seminars owned by RRI in CYL's Internet business. Also contributed were various URLs, an online self-help pilot program and a business plan. The terms of the Content Provider Agreement provide that CYL will share revenues with Robbins and RRI from the online sale of Robbins, RRI or CYL products. There are also additional amounts due for off-line sales of Robbins or RRI products.

    Fredric D. Rosen, a director nominee, has been consulting for GHS since June 1999. Mr. Rosen is paid a monthly consulting fee of $14,000 and is reimbursed for out of pocket expenses incurred in connection with consulting services rendered on behalf of GHS. GHS has also agreed to issue to Mr. Rosen a five-year, immediately exercisable option to purchase 295,000 shares of Common Stock at an exercise price of $10.00 per share under GHS's 1999 Consultants Stock Option Plan. Compensation expense related to these options will be recognized by GHS during the quarter ended December 31, 1999.